EXHIBIT 99.2
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            ANDRESMIN GRANTS INCENTIVE STOCK OPTIONS AND ENTERS INTO
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                           PUBLIC RELATIONS AGREEMENT
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LIMA, PERU,  February 18, 2005 - Andresmin Gold Corporation  ("Andresmin" or the
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"Company")  (NASD  OTC-BB:  "ADGD") is pleased to announce  that the Company has
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granted an aggregate of 6,410,000 incentive stock options to officers, employees and consultants of the Company. 6,000,000 of these options were granted on February 4, 2005, having an exercise price of $0.61 per share; 210,000 of these options were granted on February 10, 2005, having an exercise price of $0.67 per share; and 200,000 of these options were granted on February 10, 2005, having an exercise price of $0.75 per share. All of the 6,410,000 options granted have a term of two years from the date of grant.

Andresmin is also pleased to announce that the Company has entered into a public relations agreement with Corporate Development Associates, L.L.C. ("CDA") in an effort to publicize itself with the intention of making its name and business better known. Andresmin has engaged CDA as its media, direct mail, and public relations consultant to provide consultation, support, and assistance in planning and implementing a long-term campaign to enhance and expand public awareness of Andresmin's business opportunity. CDA will commence an investor relations program consisting of an advertisement report on Andresmin to be distributed in the United States and abroad. CDA has received and managed a total production budget of $900,000 for this print advertising program and other efforts.

About Andresmin Gold Corporation
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Andresmin is committed to building  shareholder  value through the  acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.

For further information please contact:
Resourcex Group:
Toll (888) 689-1620
investor@andresmin.com
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www.andresmin.com
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THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH
RESPECT  TO  ACHIEVING  CORPORATE  OBJECTIVES,   DEVELOPING  ADDITIONAL  PROJECT
INTERESTS,   ANDRESMIN'S  ANALYSIS  OF  OPPORTUNITIES  IN  THE  ACQUISITION  AND
DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.